UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2007

EAGLE BROADBAND, INC.

(Exact name of registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	1-15649 (Commission File Number)	76-0494995 (I.R.S. Employer Identification Number)

101 COURAGEOUS DRIVE
LEAGUE CITY, TEXAS 77573
(Address of principal executive offices) (Zip Code)

(281) 538-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

On February 2, 2007, Dutchess Private Equities Fund, Ltd. purchased a $1,300,000 face amount promissory note from the company for $1,000,000. Interest accrues on the face amount at 12% per annum. The note has a 16-month payment term, with interest-only payments due during the first three months. If any portion of the face amount of the note remains unpaid upon maturity, Dutchess has the right to increase such amount by 10% as an initial penalty and an additional 2.5% per month, pro rata for partial periods, compounded daily, as liquidated damages. In the event of default, Dutchess may either (i) convert any unpaid balance to a three-year convertible debenture, convertible at the lesser of (A) 75% of the lowest closing bid price during the 15 trading days immediately preceding the conversion notice or (B) 100% of the lowest bid price for the 20 trading days immediately preceding the convertible closing date, or (ii) accelerate the payments due under the note. The note is secured by all of the assets of the company.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the promissory note referred to in Item 2.03, the company agreed to issue 200,000 shares of its common stock to Dutchess, with piggyback registration rights. Also in connection with the promissory note referred to in Item 2.03, the company issued Dutchess a five-year warrant granting Dutchess the right to purchase 2,500,000 shares of the company’s common stock at par value. The exercise price is subject to an upward adjustment if the company reports positive cash flow from operations of at least $100,000 in any quarter, subject to a ceiling equal to 50% of the lowest closing bid price of the company’s common stock during such quarter. There are no registration rights associated with the warrant shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BROADBAND, INC.
(Registrant)

/s/ DAVID MICEK

David Micek
President and Chief Executive Officer

DATE: February 8, 2007